News

DENBURY ANNOUNCES PRIVATE OFFERING OF
NEW SENIOR SECURED SECOND LIEN NOTES DUE 2024

PLANO, TX – August 14, 2018 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced the commencement of a private offering (the “Offering”) of $400 million aggregate principal amount of new Senior Secured Second Lien Notes due 2024 (the “New Second Lien Notes”) to Eligible Holders (as defined below). The Offering is being made upon the terms and subject to the conditions set forth in a preliminary confidential offering memorandum.

The covenants and priority of the New Second Lien Notes, along with the collateral securing the New Second Lien Notes, will be substantially similar to those of the Company’s existing second lien notes, and the New Second Lien Notes will become the Company’s general senior secured obligations, secured by second-priority liens on all the assets that secure the Company’s senior secured bank credit facility. The New Second Lien Notes will be senior to all existing and future subordinated indebtedness that the Company may incur. The Company expects to use the net proceeds from the Offering to repay substantially all of its outstanding borrowings under its senior secured bank credit facility, which were $410 million as of July 31, 2018, and to pay related fees and expenses. In a separate press release today, the Company announced various amendments to its senior secured bank credit facility.

The New Second Lien Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state or other securities laws, and the New Second Lien Notes will be issued pursuant to an exemption therefrom, and may not be offered or sold within the United States, or to or for the account or benefit of any U.S. Person, absent registration or an applicable exemption from registration requirements.

The Offering is being made only to “Eligible Holders” who are either believed to be “qualified institutional buyers” under Rule 144A or who are non-“U.S. persons” under Regulation S as defined under applicable securities laws.

This press release does not constitute an offer to sell or a solicitation of any offer to buy any securities, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.

This press release contains forward-looking statements that involve risks and uncertainties that are based on assumptions that management believes are reasonable based on currently available information. There is no assurance that these assumptions will prove to be correct. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.

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DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

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